Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Westwater Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (i)	Proposed Maximum Offering Price Per Security (ii)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	250,000	$1.13	$282,500	$92.70 per million dollars	$26.19
Total Offering Amounts					$282,500		$26.19
Total Fee Offsets							$-
Net Fee Due							$26.19

(i) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers hereunder an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Employment Inducement Incentive Award Plan.

(ii) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $1.20 (high) and $1.05 (low) sale price of Westwater Resources, Inc. common stock, par value $0.001 per share, as reported on the NYSE MKT on May 11, 2022, which date is within five business days prior to filing this Registration Statement.